Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) dated as of July 12, 2011 to the Credit Agreement referenced below is by and among Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC), a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and Bank of America, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, revolving credit and term loan facilities have been extended to the Borrower pursuant to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of April 1, 2011 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Required Lenders and the Required Revolving Lenders have agreed to the requested modifications to the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2. Amendments. The Credit Agreement is amended as follows:

3.1	In Section 1.01 the following definitions are inserted in alphabetical order:

“Bridge Senior Unsecured Indebtedness” has the meaning specified in Section 8.03(m). If any Indebtedness constitutes Bridge Senior Unsecured Indebtedness and Permanent Senior Unsecured Indebtedness, then such Indebtedness shall be deemed Permanent Senior Unsecured Indebtedness; provided that, notwithstanding the foregoing, any rollover loan or exchange notes issued in exchange of Bridge Senior Unsecured Indebtedness shall constitute Bridge Senior Unsecured Indebtedness.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than Funded Indebtedness that is not secured by a Lien on any property of the Borrower or any Subsidiary) as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Deficiency Note” has the meaning specified in Section 8.03(m).

“Interest Rate Cap” means the “Interest Rate Cap” for the “”Bridge Loan Facility” as defined in Section 3 of the redacted copy of the Fee Letter dated May 23, 2011 between Jefferies Finance LLC and the Borrower delivered to the Administrative Agent on July 11, 2011 and without giving effect to any amendment or other modification thereto.

“Management Services Termination Fees” means the fees payable to the Sponsor pursuant to the Management Services Termination Agreement.

“Permanent Senior Unsecured Indebtedness” has the meaning specified in Section 8.03(m).

“Permitted Share Repurchase” has the meaning specified in Section 8.06(f).

“PHC” means PHC, Inc., a Massachusetts corporation d/b/a Pioneer Behavioral Health.

“PHC Acquisition” means the merger of PHC into a Wholly Owned Subsidiary of the Borrower (with such Wholly Owned Subsidiary of the Borrower being the surviving entity) pursuant to the PHC Acquisition Documents.

“PHC Acquisition Agreement” means the Agreement and Plan of Merger dated May 23, 2011 between the Borrower and PHC.

“PHC Acquisition Documents” means the PHC Acquisition Agreement (including the disclosure schedules thereto) and all other documents, agreements and instruments entered into in connection with the PHC Acquisition.

“PHC Joint Ventures” means Seven Hills Psych Center, LLC and Behavioral Health Partners, LLC.

“PHC Transaction” means, collectively, the incurrence of the Senior Unsecured Indebtedness on the Second Amendment Effective Date, the Permitted Share Repurchase, the PHC Acquisition, the incurrence of any Indebtedness on the Second Amendment Effective Date to any Person who owns Equity Interests of the Parent on the Second Amendment Effective Date and the payment of the Management Services Termination Fees.

“Refinancing Costs” means, with respect to the refinancing of any Indebtedness, an amount equal to the premium or other reasonable amount paid, accrued interest (other than the non-cash portion of the interest rate that accrued to principal) and fees and expenses incurred in connection with such refinancing.

“Second Amendment Effective Date” means the date on which the conditions precedent to the effectiveness of the Second Amendment to this Agreement are satisfied or waived in accordance with the terms thereof.

“Senior Unsecured Indebtedness” means the Bridge Senior Unsecured Indebtedness and the Permanent Senior Unsecured Indebtedness.

“Senior Unsecured Indebtedness Standard Terms” means each of the following:

(a) such Indebtedness shall not be subject to any scheduled redemptions, scheduled repurchases or other scheduled payments of principal (other than the scheduled payment of principal on the maturity date of such Indebtedness);

(b) such Indebtedness shall not be subject to any covenants or events of default that are materially more restrictive than covenants and events of default that are usual and customary for senior unsecured high yield notes giving due regard to prevailing conditions in the syndicated loan and financial markets and operational requirements of the Borrower and its Subsidiaries (it being understood and agreed that the covenants of the Bridge Senior Unsecured Indebtedness will be incurrence based covenants based on those contained in the preliminary offering memorandum used to market customary senior unsecured high yield notes), unless approved by the Administrative Agent; and

(c) unless such Indebtedness is traded on a public exchange, such Indebtedness shall not be held by an Affiliate of the Borrower.

3.2	In Section 1.01 the following definitions are amended to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Commitment Fee
1	< 2.75:1.0	3.50%	2.50%	0.45%
2	≥ 2.75:1.0 but < 3.25:1.0	3.75%	2.75%	0.50%
3	≥ 3.25:1.0 but < 3.75:1.0	4.00%	3.00%	0.50%
4	≥ 3.75:1.0 but < 5.00:1.0	4.25%	3.25%	0.55%
5	≥ 5.00:1.0	4.50%	3.50%	0.55%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending June 30, 2011 shall be determined based upon Pricing Tier 3 and the Applicable Rate in effect from the Second Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the closing of the PHC Acquisition shall be determined based upon Pricing Tier 5. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) the Sponsor and its Controlled Investment Affiliates) becomes the “beneficial owner” (as defined in Rules

13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any agreement, document or instrument governing or otherwise relating to any Senior Unsecured Indebtedness.

For purpose of clarification the consummation of the PHC Transaction shall not constitute a Change of Control hereunder.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Cash Flow for the period of the four fiscal quarters most recently ended to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:

(i) as of the end of the fiscal quarter ending June 30, 2011, Consolidated Fixed Charges and Consolidated Cash Flow (other than Consolidated EBITDA) shall be the actual amount of Consolidated Fixed Charges and the actual amount of Consolidated Cash Flow (other than Consolidated EBITDA) for the period of one fiscal quarter then ended multiplied by four (4);

(ii) as of the end of the fiscal quarter ending September 30, 2011, Consolidated Fixed Charges and Consolidated Cash Flow (other than Consolidated EBITDA) shall be the actual amount of Consolidated Fixed Charges and the actual amount of Consolidated Cash Flow (other than Consolidated EBITDA) for the period of two fiscal quarters then ended multiplied by two (2);

(iii) as of the end of the fiscal quarter ending December 31, 2011, Consolidated Fixed Charges and Consolidated Cash Flow (other than Consolidated EBITDA) shall be the actual amount of Consolidated Fixed Charges and the actual amount of Consolidated Cash Flow (other than Consolidated EBITDA) for the period of three fiscal quarters then ended multiplied by one and one-third (1 1/3); and

(iv) as of the end of the fiscal quarter ending March 31, 2011, Consolidated Fixed Charges and Consolidated Cash Flow shall be the actual amount of Consolidated Fixed Charges and the actual amount of Consolidated Cash Flow for the period of four fiscal quarters then ended;

provided that, notwithstanding the foregoing, for each of the first four fiscal quarters ending after the Second Amendment Effective Date, Consolidated Interest Charges (for purposes of calculating Consolidated Fixed Charges) and income taxes paid in cash (for purposes of calculating Consolidated Cash Flow) shall be calculated as follows:

(A) for the first fiscal quarter ending after the Effective Date (x) the Consolidated Interest Charges related to the Senior Unsecured Indebtedness incurred on the Effective Date shall be the actual amount of such Consolidated Interest Charges for such fiscal quarter (calculated as if such Senior Unsecured Indebtedness were incurred on the first day of such fiscal quarter) multiplied by four (4) and (y) income taxes paid in cash shall be the actual amount of income taxes that would have been paid in cash in such fiscal quarter if such Senior Unsecured Indebtedness were incurred on the first day of such first fiscal quarter multiplied by four (4);

(B) for the second fiscal quarter ending after the Effective Date (x) the Consolidated Interest Charges related to the Senior Unsecured Indebtedness incurred on the Effective Date shall be the actual amount of such Consolidated Interest Charges for the period of two fiscal quarters then ended (calculated as if such Senior Unsecured Indebtedness were incurred on the first day of the period of two fiscal quarters then ended) multiplied by two (2) and (y) income taxes paid in cash shall be the actual amount of income taxes that would have been paid in cash in the period of two fiscal quarters then ended if such Senior Unsecured Indebtedness were incurred on the first day of the period of two fiscal quarters then ended by two (2);

(C) for the third fiscal quarter ending after the Effective Date (x) the Consolidated Interest Charges related to the Senior Unsecured Indebtedness incurred on the Effective Date shall be the actual amount of such Consolidated Interest Charges for the period of three fiscal quarters then ended (calculated as if such Senior Unsecured Indebtedness were incurred on the first day of the period of three fiscal quarters then ended) multiplied by one and one-third (1 1/3) and (y) income taxes paid in cash shall be the actual amount of income taxes that would have been paid in cash in the period of three fiscal quarters then ended if such Senior Unsecured Indebtedness were incurred on the first day of the period of three fiscal quarters then ended by one and one-third (1 1/3); and

(D) for the fourth fiscal quarter ending after the Effective Date (x) the Consolidated Interest Charges related to the Senior Unsecured Indebtedness incurred on the Effective Date shall be the actual amount of such Consolidated Interest Charges for the period of four fiscal quarters then ended (calculated as if such Senior Unsecured Indebtedness were incurred on the first day of the period of four fiscal quarters then ended) and (y) income taxes paid in cash shall be the actual amount of income taxes that would have been paid in cash in the period of four fiscal quarters then ended if such Senior Unsecured Indebtedness were incurred on the first day of the period of four fiscal quarters then ended;

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) Restricted Payments paid in cash (other than Tax Distributions and the Permitted Share Repurchase) for such period.

“Guarantors” means, collectively, (a) each Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, (c) with respect to obligations under any Swap Contract between any Subsidiary and any Secured Swap Provider that is permitted to be incurred pursuant to Section 8.03(d) and obligations under any Treasury Management Agreement between any Subsidiary and any Lender or Affiliate of a Lender, the Borrower, and (d) the successors and permitted assigns of the foregoing

3.3	In clause (b) of the definition of “Consolidated EBITDA” in Section 1.01 the “and” before clause (xvii) is deleted and the following new clauses are inserted after clause (xvii) to read as follows:

(xviii) on the Second Amendment Effective Date, costs and expenses relating to closing PHC offices and severance in an aggregate amount not to exceed $3,400,000, provided that commencing with the fiscal quarter ending December 31, 2011 such add-back shall be reduced by 25% of the initial amount on the last day of such fiscal quarter and on the same day of each successive fiscal quarter;

(xix) on the Second Amendment Effective Date, losses with respect to the Loan Parties’ Seven Hills facility in Las Vegas, NV in an aggregate amount not to exceed $800,000, provided that commencing with the fiscal quarter ending December 31, 2011 such add-back shall be reduced by 25% of the initial amount on the last day of such fiscal quarter and on the same day of each successive fiscal quarter;

(xx) on the Second Amendment Effective Date, pro forma revenue related to a rate increase of 28% on a behavioral health management contract administered by Harmony Healthcare located in Nevada in an aggregate amount not to exceed $1,800,000, provided that (A) on September 30, 2011 such add-back shall be reduced by 25% of the initial amount and (B) commencing with the fiscal quarter ending December 31, 2011 such add-back shall be further reduced by 25% of the initial amount on the last day of such fiscal quarter and on the same day of each successive fiscal quarter;

(xxi) on the Second Amendment Effective Date, rent expense with respect to the Loan Parties’ Capstone Academy facility in an aggregate amount not to exceed $700,000, provided that commencing with the fiscal quarter ending December 31, 2011 such add-back shall be reduced by 25% of the initial amount on the last day of such fiscal quarter and on the same day of each successive fiscal quarter;

(xxii) on the Second Amendment Effective Date, pro forma revenue related to the expansion of the contract with the Detroit-Wayne County CMHA in an aggregate amount not to exceed $200,000 during such period, provided that commencing with the fiscal quarter ending December 31, 2011 such add-back shall be reduced by 25% of the initial amount on the last day of such fiscal quarter and on the same day of each successive fiscal quarter;

(xxiii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, management fees, transaction fees and out-of-pocket expenses incurred as a result of the PHC Transaction in an aggregate amount not to exceed $23,600,000 provided that such fees and expenses are incurred within 120 days after the Second Amendment Effective Date;

(xxiv) the Management Services Termination Fees; and

(xxv) the arrangement fee paid to the Arranger and the amendment fees paid to the Lenders in connection with the Second Amendment.

3.4	At the end of the definition of “Consolidated EBITDA” in Section 1.01 the following sentence is inserted.

For purposes of clarification, when calculating Consolidated EBITDA on a Pro Forma Basis, Consolidated EBITDA attributed to PHC shall include Consolidated EBITDA on a Pro Forma Basis of MeadowWood Hospital located at 575 South DuPont Highway, New Castle County, DE (“MeadowWood”) if MeadowWood is acquired by PHC prior to the Second Amendment Effective Date.

3.5 The definition of “Excluded Equity Issuance” in Section 1.01 is amended to read as follows:

“Excluded Equity Issuance” means any Equity Issuance by the Borrower (a) to the Sponsor, its Controlled Investment Affiliates and any other Person that owns Equity Interests in the Borrower on the Closing Date; (b) to any director, officer, member of management or employee of the Borrower or any Subsidiary pursuant to any employment agreement, compensation, bonus plan or employee stock option plan of the Borrower or any Subsidiary; (c) the Net Cash Proceeds of which or used (or the Equity Interests issued pursuant thereto are used) by the Borrower or any Subsidiary to finance Permitted Acquisitions or capital expenditures so long as such Net Cash Proceeds are expended to finance such Permitted Acquisition or capital expenditure within 180 days of the receipt of such Net Cash Proceeds by the Borrower or any Subsidiary; (d) the Net Cash Proceeds of which are used by the Borrower to refinance the Bridge Senior Unsecured Indebtedness; and (e) pursuant to preemptive rights arising from each of the foregoing issuances.

3.6	In clause (d) of the definition of “Permitted Acquisition” in Section 1.01, the “and” after clause (i) is deleted, “and” is inserted after clause (ii) and a new clause (iii) is inserted to read as follows:

(iii) the Consolidated Senior Secured Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) would be 0.25 less than the maximum Consolidated Senior Secured Leverage Ratio permitted under Section 8.11(b) as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) (or in the case of any such Acquisition consummated prior to the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the PHC Acquisition, the Consolidated Senior Secured Leverage Ratio recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) would be 0.25 less than the maximum Consolidated Senior Secured Leverage Ratio permitted under Section 8.11(b) for the fiscal quarter ending September 30, 2011). Notwithstanding anything to the contrary contained in the Loan Documents, the PHC Acquisition shall be a Permitted Acquisition.

3.7	Each reference to “Parent” other than the references to “Parent” in each of the definitions of “Acadia Audited Financial Statements”, “Acadia Interim Financial Statements”, “Equity Repurchase”, “Management Agreement”, “Management Expenses” and “Management Fees” in Section 1.01; Section 6.05(c); and Sections 7.01(a)(i) and (b)(i)) is amended to read “Borrower”.

3.8	In Section 2.05(b)(iv) each reference to “Consolidated Leverage Ratio” is amended to read “Consolidated Senior Secured Leverage Ratio”.

3.9	In Section 7.01(a)(iii) the reference to “one hundred five days after the end of each fiscal year of the Borrower” is amended to read “ninety days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC))”.

3.10	In Section 7.02(b) the reference to “Sections 7.01(a) and (b)” is amended to read “Sections 7.01(a)(iii) and (b)(iii)”.

3.11	In Article VII a new section 7.15 is inserted to read as follows:

7.15 PHC Office Closing.

The Borrower shall close PHC’s offices located at 200 Lake Street, Suite 102, Peabody, MA 01960 by the date that is four months after the Second Amendment Effective Date.

3.12	In Section 8.03 the “and” after clause (l) is deleted, clause (m) is renumbered as clause (n) and a new clause (m) is inserted to read as follows:

(m)	(i) senior unsecured bridge Indebtedness of the Borrower, including any rollover loan or exchange notes issued in exchange thereof (the “Bridge Senior Unsecured Indebtedness”); provided that:

(A) the aggregate outstanding principal amount of Bridge Senior Unsecured Indebtedness, Permanent Senior Unsecured Indebtedness and the Deficiency Note shall not at any time exceed the sum of $150 million plus the non-cash portion of the interest rate applicable to Bridge Senior Unsecured Indebtedness, Permanent Senior Unsecured Indebtedness and the Deficiency Note that has accrued to principal plus Refinancing Costs;

(B) the maximum interest rate applicable to such Indebtedness shall not exceed the Interest Rate Cap (including any original issue discount or any non-cash portion of the interest rate that accrues to principal but excluding (x) any default interest and (y) up to 1.00% per annum of liquidated damages in the form of increased interest);

(C) such Indebtedness shall not be subject to any mandatory redemption, mandatory repurchase or other mandatory prepayments of principal other than (1) in connection with a change of control (or other comparable term), (2) with the proceeds of any issuance of Equity Interests, any issuance of Indebtedness or any sale or other disposition of property (including casualty events) in each case to the extent such proceeds are not required to prepay the obligations arising under this Agreement or any restatement, renewal or refinancing thereof and (3) with excess cash flow provided that the obligations arising under this Agreement and all restatements, renewals and refinancings thereof have been repaid in full and the Commitments and all commitments to extend credit under all such restatements, renewals and refinancings have been terminated; and

(D) such Indebtedness contains each of the Senior Unsecured Indebtedness Standard Terms.

(ii) senior unsecured Indebtedness of the Borrower (the “Permanent Senior Unsecured Indebtedness”); provided that:

(A) the aggregate outstanding principal amount of Bridge Senior Unsecured Indebtedness, Permanent Senior Unsecured Indebtedness and the Deficiency Note shall not at any time exceed the sum of $150 million plus the non-cash portion of the interest rate applicable to Bridge Senior Unsecured Indebtedness, Permanent Senior Unsecured Indebtedness and Deficiency Note that has accrued to principal plus Refinancing Costs;

(B) the maturity date of such Indebtedness shall be at least 181 days after the Maturity Date;

(C) the interest rate applicable to such Indebtedness shall be determined by the financial institution engaged by the Borrower in connection with the arrangement of the issuance of such Indebtedness, in consultation with the Borrower, in light of the then prevailing market conditions for comparable securities; provided that the maximum interest rate applicable to such Indebtedness shall not exceed the Interest Rate Cap (including any original issue discount or any non-cash portion of the interest rate that accrues to principal but excluding (x) any default interest and (y) up to 1.00% per annum of liquidated damages in the form of increased interest);

(D) such Indebtedness shall not be subject to any mandatory redemption, mandatory repurchase or other mandatory prepayments of principal other than in connection with (x) a change of control (or other comparable term) and (y) sales or other dispositions of property (including casualty events) in each case to the extent such proceeds are not required to prepay the obligations arising under this Agreement or any restatement, renewal or refinancing thereof;

(E) such Indebtedness contains each of the Senior Unsecured Indebtedness Standard Terms; and

(F) if any Bridge Senior Unsecured Indebtedness is outstanding, the Borrower shall have delivered to the Administrative Agent consolidated forecasts prepared by management of the Borrower of the calculation of the Consolidated Fixed Charge Coverage Ratio for each year thereafter during the term of the Credit Agreement.

(iii) Indebtedness issued by the Borrower on the Second Amendment Effective Date to any Person who owns Equity Interests of the Parent on the Second Amendment Effective Date in connection with the PHC Transaction (the “Deficiency Note”) provided that (A) the aggregate outstanding principal amount of such Indebtedness plus any Senior Unsecured Indebtedness shall not exceed $150 million on the Second Amendment Effective Date; (B) the maturity date of such Indebtedness shall be at least 181 days after the Maturity Date; (C) such Indebtedness shall not be subject to any mandatory redemption, mandatory repurchase or other mandatory prepayments of principal other than in connection with a change of control (or other comparable term); (D) such Indebtedness shall not be subject to any scheduled redemptions, scheduled repurchases or other scheduled payments of principal (other than the scheduled payment of principal on the maturity date of such Indebtedness); (E) such Indebtedness shall not be subject to any cash pay interest (i.e., all interest shall accrue and be added to the principal); and (F) such Indebtedness shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent.

3.13	Section 8.04 is amended to read as follows:

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any Subsidiary, provided that the Borrower shall be the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary, provided that (i) if a Guarantor is a party thereto, then a Guarantor shall be the continuing or surviving Person and (ii) if a Guarantor is not a party thereto and a Domestic Subsidiary is a party thereto, then a Domestic Subsidiary shall be the continuing or surviving Person, (c) the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition provided that if the Borrower is a party thereto, then the Borrower shall be the continuing or surviving Person and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect

3.14	In Section 8.06 the “and” after clause (d) is deleted, a “;” is inserted after clause (e) and a new clauses (f) and (g) are inserted to read as follows:

(f) the Borrower may repurchase its Equity Interests with up to $90 million of the Net Cash Proceeds from the incurrence of Senior Unsecured Indebtedness (the “Permitted Share Repurchase”), provided that the Permitted Share Repurchase is made within 2 Business Days after the Second Amendment Effective Date; and

(g) the Borrower may make Restricted Payments in respect of fractional shares as set forth in the PHC Acquisition Agreement.

3.15	In Section 8.08(a) the “and (v)” is deleted, “,” is inserted after clause (iv) and the following is inserted thereafter:

(v) payment of the Management Services Termination Fees and execution, delivery and performance of the Termination Agreement in respect of the Management Agreement (the “Management Services Termination Agreement”) and (vi)

In Section 8.08(b) the “.” at the end of clause (ii) is deleted, “and” is inserted in lieu thereof and a new clause (iii) is inserted to read as follows:

(iii) the Management Services Termination Fees.

3.16	In Section 8.09 the “or” after clause (4) is deleted and replaced with “,” and new clauses (6) and (7) are inserted after clause (5) to read as follows:

(6) restrictions and conditions contained in the documents, agreements and instruments governing Senior Unsecured Indebtedness, or (7) restrictions and conditions contained in documents, agreements and instruments governing joint venture arrangements and similar Investments,

3.17	Section 8.11 is amended to read as follows:

Section 8.11 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio determined as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio corresponding to such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
June 30, 2011	4.25:1.0
September 30, 2011	6.25:1.0
December 31, 2011	6.00:1.0
March 31, 2012	6.00:1.0
June 30, 2012	6.00:1.0
September 30, 2012	6.00:1.0
December 31, 2012	5.50:1.0
March 31, 2013	5.50:1.0
June 30, 2013	5.50:1.0
September 30, 2013	5.50:1.0
December 31, 2013	4.75:1.0
March 31, 2014	4.75:1.0
June 30, 2014	4.75:1.0
September 30, 2014	4.75:1.0
December 31, 2014 and each fiscal quarter ending thereafter	4.00:1.0

(b) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio determined as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio corresponding to such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Senior Secured Leverage Ratio
September 30, 2011	3.50:1.0
December 31, 2011	3.00:1.0
March 31, 2012	3.00:1.0
June 30, 2012	3.00:1.0
September 30, 2012	3.00:1.0
December 31, 2012 and each fiscal quarter ending thereafter	2.50:1.0

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio determined as of the end of any fiscal quarter of the Borrower to be less than (i) 1.25:1.0 for the fiscal quarter ending June 30, 2011 and (ii) 1.20:1.0 for the fiscal quarter ending September 30, 2011 and each fiscal quarter ending thereafter; provided that if any Senior Unsecured Indebtedness incurred on the Second Amendment Effective Date has an interest rate in excess of 13% then such Consolidated Fixed Charge Coverage Ratio shall not be less than 1.10:1.0 for the first two fiscal quarters of the Borrower ending after the Second Amendment Effective Date.

3.18	In Section 8.12 the following is added at the end of clause (a):

(other than the amendment and restatement of the bylaws and the certificate of incorporation of the Borrower in connection with the PHC Acquisition provided such amendments and restatements are substantially in the forms of Exhibit B and Exhibit C, respectively, to the Second Amendment to this Agreement).

3.19	In Section 8.13 clause (a) is amended to read as follows:

(a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except (A) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries and (B) other Persons holding Equity Interests in the PHC Joint Ventures

3.20	In Section 8.16 the phrase “any Merger Document or the Management Agreement” is amended to read “any Merger Document, any PHC Acquisition Document, the Management Agreement or the Management Services Termination Agreement” and the following is added at the end thereof:

Notwithstanding anything to the contrary contained herein, the Management Services Termination Agreement is permitted.

3.21	Section 8.17 is amended to read as follows:

8.17 Senior Unsecured Indebtedness.

(a) Amend or modify any Senior Unsecured Indebtedness or the Deficiency Note if such amendment or modification would add or change any terms in a manner materially adverse to the Lenders (unless, such Senior Unsecured Indebtedness, as so amended or modified, would at such time be permitted to be incurred pursuant to Section 8.03(m)).

(b) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Senior Unsecured Indebtedness or Deficiency Note, other than the payment, prepayment, redemption, refund, refinance or exchange of Bridge Senior Unsecured Indebtedness with (i) the Net Cash Proceeds of any concurrent issuance of Bridge Senior Unsecured Indebtedness or Permanent Senior Unsecured Indebtedness, (ii) the Net Cash Proceeds of any concurrent Equity Issuance or (iii) the proceeds of any Disposition or Recovery Event to the extent such proceeds are not required to prepay the Loans and/or Cash Collateralize the L/C Obligations pursuant to Section 2.05(b)(ii).

3.22	In Section 9.01 clause (l) is renumbered as clause (m), the “.” after clause (l) is replaced with “; or” and a new clause (l) is added thereto to read as follows:

(l) the maturity date of any Bridge Senior Unsecured Indebtedness occurs without such Bridge Senior Unsecured Indebtedness being rolled over, exchanged or refinanced pursuant to Section 8.03(m);

3. Release of Parent. From and after the Effective Date, the Parent, is released and discharged from all of its obligations, claims and demands under the Loan Documents other than claims against the Parent in connection with any proceeding under any Debtor Relief Laws of any of the Loan Parties if and to the extent any payment or other transfer made by any of the Loan Parties to the Administrative Agent, the L/C Issuer or any Lender on or prior to the date hereof is avoided or otherwise rescinded, so that the Administrative Agent, the L/C Issuer or any Lender is required pursuant to any final order of a court of competent jurisdiction to repay such payment or transfer.

4. Conditions Precedent. This Amendment shall become effective on the date on which each of the following conditions is satisfied or waived by the Required Lenders (such date the “Effective Date”):

(a) Amendment. Receipt by the Administrative Agent of counterparts of this Amendment executed by the Borrower, the Guarantors, the Required Lenders and the Required Revolving Lenders.

(b) Resolutions. Receipt by the Administrative Agent of resolutions adopted by the board of directors (or equivalent governing body) of each Loan Party approving the Amendment and the transactions contemplated thereby, in each case certified by a secretary or assistant secretary of such Loan Party, as applicable, to be true and correct as of the Effective Date and in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) Opinions of Counsel. Receipt by the Administrative Agent of opinions of legal counsel to the Loan Parties and any other local counsel reasonably required by the Administrative Agent, in each case, addressed to the Administrative Agent and each Lender, dated as of the Effective Date, and in each case in form and substance reasonably satisfactory to the Administrative Agent.

(d) PHC Acquisition.

(i) The Administrative Agent shall have received copies of the PHC Acquisition Agreement and all other material PHC Acquisition Documents certified by a Responsible Officer of the Borrower as true and complete as of the date of this Amendment. Absent the consent of the Administrative Agent, no material provision of the PHC Acquisition Agreement or any other material PHC Acquisition Document shall have been amended, modified, supplemented, waived or terminated since the date of this Amendment in a manner material and adverse to the Lenders. The PHC Acquisition Agreement and each other material PHC Acquisition Document shall be in full force and effect on the Effective Date. The Board of Directors of PHC shall have approved the PHC Acquisition (and such approval shall continue until the consummation of the PHC Acquisition).

(ii) Substantially contemporaneous with the occurrence of the Effective Date (A) the PHC Acquisition shall have been consummated substantially in accordance with the PHC Acquisition Documents and in compliance in all material respects with applicable Law and (B) the merger certificate evidencing the merger of PHC into a Wholly Owned Subsidiary of the Borrower shall have been filed and become effective.

(e) Senior Unsecured Indebtedness. Substantially contemporaneous with the occurrence of the Effective Date the Borrower shall have incurred Senior Unsecured Indebtedness.

(f) Consents. The Borrower shall have received all necessary governmental, shareholder and third party consents necessary in connection with the PHC Transaction; and all applicable waiting periods shall have expired without any action being taken by any authority that could reasonably be expected to restrain, prevent or impose any material and adverse conditions on the PHC Transaction.

(g) Pro Forma Financial Statements; Forecasts. At least four (4) Business Days prior to the Effective Date the Administrative Agent shall have received the following, each in form and detail consistent with pro forma consolidated financial statements and consolidated forecasts delivered to the Administrative Agent on or prior to the Closing Date or otherwise in form and detail reasonably satisfactory to the Administrative Agent: (i) pro forma consolidated financial statements as to the Borrower and its Subsidiaries giving effect to all elements of the PHC Transaction to be effected on or before the Effective Date and (ii) consolidated forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements as to the Borrower and its Subsidiaries on a quarterly basis for the first year following the Effective Date and on an annual basis for each year thereafter during the term of the Credit Agreement.

(h) Representations and Warranties; No Default; Closing Certificate.

(A) The representations and warranties of each Loan Party contained in Sections 6.01(a) (as to valid existence), 6.01(b)(ii), 6.02 (other than 6.02(b)(i)), 6.03, 6.04, 6.14, 6.18 and 6.24 of the Credit Agreement shall be true and correct in all material respects on and as of the date of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(B) The representations and warranties made by (or with respect to) PHC and its Subsidiaries in the PHC Acquisition Agreement and the other PHC Acquisition Documents (but only to the extent the Borrower (or its applicable Affiliate) has the right to terminate the Borrower’s (or such Affiliate’s) obligations under the PHC Acquisition Agreement or decline to consummate the PHC Acquisition as a result of a breach of such representations and warranties) that are material to the interests of the Lenders shall be true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(C) (i) No Default shall exist on the date that is four (4) Business Days prior to the Effective Date and (ii) no Default under Section 9.01(a) or 9.01(f) and no Event of Default (other than as a result of non-compliance with Section 8.11(c) on a Pro Forma Basis after giving effect to the PHC Transaction (as amended by the Second Amendment)) shall exist on the Effective Date or would exist after giving effect to the PHC Transaction.

(D) Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower as of the date that is four (4) Business Days prior to the Effective Date certifying that (x) the condition specified in clause (C)(i) above has been satisfied on and as of such date and (y) after giving effect to the PHC Transaction the condition specified in Section 4(j) has been satisfied as of such date.

(E) Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower as of the Effective Date certifying that (x) each of the conditions specified in clauses (A), (B) and (C)(ii) above have been satisfied on and as of the Effective Date and (y) after giving effect to the PHC Transaction the conditions specified in Sections 4(d), (e), (f), (k), (l), (m) and (n) have been satisfied as of the Effective Date.

(i) Pro Forma Compliance Certificate. At least four (4) Business Days prior to the Effective Date the Borrower shall have delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating that after giving effect to the PHC Transaction on a Pro Forma Basis the Consolidated Leverage Ratio recomputed as of the end of the period of four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) and (b) of the Credit Agreement would not exceed 5.85:1.0.

(j) Minimum EBITDA. At least four (4) Business Days prior to the Effective Date the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that after giving effect to the PHC Acquisition on a Pro Forma Basis Consolidated EBITDA (after giving effect to the amendment to the definition of “Consolidated EBITDA” set forth herein) shall be not less than $53.5 million.

(k) Availability under Aggregate Revolving Commitments. After giving effect to the PHC Transaction the unused amount of the Aggregate Revolving Commitments shall be at least $20,000,000.

(l) Management Services Termination Agreement. The Management Services Termination Agreement as executed by the parties thereto and as in effect on the Effective Date shall be in substantially the form of Exhibit A hereto.

(m) Refinance of Existing Indebtedness. Substantially contemporaneous with the occurrence of the Effective Date PHC shall have repaid all outstanding Indebtedness (other than Permitted Indebtedness) (the “Existing PHC Indebtedness”) and terminated all commitments to extend credit with respect to the Existing PHC Indebtedness, and all Liens securing the Existing PHC Indebtedness (other than Permitted Liens) shall have been released.

(n) Material Adverse Effect. Since June 30, 2010 there shall not have been or have occurred a Phoenix Material Adverse Effect (as defined in the PHC Acquisition Agreement). Since December 31, 2010 there shall not have been or have occurred an Ajax Material Adverse Effect (as defined in the PHC Acquisition Agreement).

(o) Effective Date. The Effective Date shall have occurred on or prior to December 15, 2011.

(p) Payment of Fees. The Borrower shall have paid to the Administrative Agent, for the account of each Lender that approves this Amendment, an amendment fee equal to 0.25% on the amount of the Revolving Commitment of such Lender on the Effective Date plus the outstanding principal amount of the Term Loan held by such Lender on the Effective Date.

(q) Payment of Expenses. The Borrower shall have paid all other accrued reasonable and documented out-of-pocket expenses of the Lead Arranger and the Administrative Agent (including the fees and expenses of (i) one primary outside counsel to the Administrative Agent and (ii) if this Amendment requires an amendment to any Mortgage, local real estate counsel for the Administrative Agent located in the state where the real property subject to such Mortgage is located) in connection with this Amendment, in each case to the extent required by Section 11.04 of the Credit Agreement.

5. Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

6. Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment does not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

7. Reaffirmation of Security Interests. Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment does not in any manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

8. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

9. Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

10. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

BORROWER:	ACADIA HEALTHCARE COMPANY, INC., a Delaware corporation

	By:	/s/ Joey A. Jacobs
	Name:	Joey A. Jacobs
	Title:	Chief Executive Officer

GUARANTORS:	ACADIA HEALTHCARE HOLDINGS, LLC, a Delaware limited liability company
ACADIA MANAGEMENT COMPANY, INC., a Delaware corporation

	By:	/s/ Joey A. Jacobs
	Name:	Joey A. Jacobs
	Title:	Chief Executive Officer

ACADIA-YFCS HOLDINGS, INC., a Delaware corporation
YOUTH & FAMILY CENTERED SERVICES, INC., a Georgia corporation
ACADIA HOSPITAL OF LONGVIEW, LLC, a Delaware limited liability company
KIDS BEHAVIORAL HEALTH OF MONTANA, INC., a Montana corporation
ACADIA VILLAGE, LLC, a Delaware limited liability company
LAKEVIEW BEHAVIORAL HEALTH SYSTEM LLC, a Delaware limited liability company
ACADIA RIVERWOODS, LLC, a Delaware limited liability company
ACADIA LOUISIANA, LLC, a Delaware limited liability company
ACADIA ABILENE, LLC, a Delaware limited liability company
ACADIA HOSPITAL OF LAFAYETTE, LLC, a Delaware limited liability company
YFCS MANAGEMENT, INC., a Georgia corporation
YFCS HOLDINGS-GEORGIA, INC., a Georgia corporation
OPTIONS COMMUNITY BASED SERVICES, INC., an Indiana corporation
OPTIONS TREATMENT CENTER ACQUISITION CORPORATION, an Indiana corporation
RESOLUTE ACQUISITION CORPORATION, an Indiana corporation
RESOURCE COMMUNITY BASED SERVICES, INC., an Indiana corporation
RTC RESOURCE ACQUISITION CORPORATION, an Indiana corporation
SUCCESS ACQUISITION CORPORATION, an Indiana corporation
ASCENT ACQUISITION CORPORATION, an Arkansas corporation
SOUTHWOOD PSYCHIATRIC HOSPITAL, INC., a Pennsylvania corporation
MEMORIAL HOSPITAL ACQUISITION CORPORATION, a New Mexico corporation
MILLCREEK MANAGEMENT CORPORATION, a Georgia corporation
REHABILITATION CENTERS, INC., a Mississippi corporation
LAKELAND HOSPITAL ACQUISITION CORPORATION, a Georgia corporation
PSYCHSOLUTIONS ACQUISITION CORPORATION, a Florida corporation

	By:	/s/ Joey A. Jacobs
	Name:	Joey A. Jacobs
	Title:	President

YOUTH AND FAMILY CENTERED SERVICES OF NEW MEXICO, INC., a New Mexico corporation
SOUTHWESTERN CHILDREN’S HEALTH SERVICES, INC., an Arizona corporation
YOUTH AND FAMILY CENTERED SERVICES OF FLORIDA, INC., a Florida corporation
PEDIATRIC SPECIALTY CARE, INC., an Arkansas corporation
CHILD & YOUTH PEDIATRIC DAY CLINICS, INC, an Arkansas corporation
MED PROPERTIES, INC., an Arkansas corporation
ASCENT ACQUISITION CORPORATION-CYPDC, an Arkansas corporation
ASCENT ACQUISITION CORPORATION-PSC, an Arkansas corporation
MEDUCARE TRANSPORT, L.L.C., an Arkansas limited liability company
PEDIATRIC SPECIALTY CARE PROPERTIES, LLC, an Arkansas limited liability company
CHILDRENS MEDICAL TRANSPORTATION SERVICES, LLC, an Arkansas limited liability company
MILLCREEK SCHOOLS INC., a Mississippi corporation
HABILITATION CENTER, INC., an Arkansas corporation
MILLCREEK SCHOOL OF ARKANSAS, INC., an Arkansas corporation
PSYCHSOLUTIONS, INC., a Florida corporation

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Title:	President

[SIGNATURE PAGES FOLLOW]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Anne M. Zeschke
	Name:	Anne M. Zeschke
	Title:	Vice President

[SIGNATURE PAGES FOLLOW]

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Suzanne B. Smith
	Name:	Suzanne B. Smith
	Title:	Senior Vice President

FIFTH THIRD BANK

	By:	/s/ William D. Priester
	Name:	William D. Priester
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

	By	/s/ Jonathan Ruschhaupt
	Name:	Jonathan Ruschhaupt
	Title:	Duly Authorized Signatory

CITIGROUP GLOBAL MARKETS, INC.

	By:	/s/ Dina Garthwaite
	Name:	Dina Garthwaite
	Title:	Vice President

REGIONS BANK

	By:	/s/ Helen C. Hartz
	Name:	Helen C. Hartz
	Title:	Vice President

RAYMOND JAMES BANK, FSB

	By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

ROYAL BANK OF CANADA

	By:	/s/ Sharon M. Liss
	Name:	Sharon M. Liss
	Title:	Authorized Signatory

FIRST TENNESSEE BANK

	By:	/s/ Cathy Wind
	Name:	Cathy Wind
	Title:	Senior Vice President

[SIGNATURE PAGES FOLLOW]

CAPSTAR BANK

By:	/s/ Timothy B. Fouts
Name:	Timothy B. Fouts
Title:	Senior Vice President

GE CAPITAL FINANCIAL INC.

By:	/s/ Heather-Leigh Glade
Name:	Heather-Leigh Glade
Title:	Duly Authorized Signatory

Exhibit A

Management Services Termination Agreement

See attached.

EXECUTION COPY

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of November 1, 2011 by and between Waud Capital Partners, L.L.C., a Delaware limited liability company (“WCP”), and Acadia Healthcare Company, Inc., a Delaware corporation, and its affiliates (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Professional Services Agreement (as defined below).

WHEREAS, WCP and the Company are party to that certain Professional Services Agreement, dated as of April 1, 2011 (the “Professional Services Agreement”);

WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of May 23, 2011 (the “Merger Agreement”), pursuant to which, among other things, PHC, Inc., a Massachusetts corporation, will merge with and into Acadia Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub surviving as the surviving corporation in such merger (the “Merger”); and

WHEREAS, WCP and the Company have agreed to terminate the Professional Services Agreement effective as of the effective time of the Merger in exchange for a cash termination fee to be payable upon consummation of the Merger.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby agree as follows:

1. Termination of Professional Services Agreement; Termination Fee. Notwithstanding anything to the contrary contained in the Professional Services Agreement, WCP and the Company agree that (a) upon consummation of the Merger, WCP shall be entitled to receive (i) an M&A transaction fee in the amount of $1,615,000 (the “M&A Fee”), (ii) a financing fee in the amount of $2,750,000 (the “Financing Fee”), (iii) a sale transaction fee in the amount of $6,194,000 (the “Sale Fee”), and (iv) in exchange for its agreement hereunder to terminate the Professional Services Agreement prior to the expiration of its term, the Company shall pay to WCP a termination fee in the aggregate amount of $10,000,000 (the “Termination Fee” and, collectively with the M&A Fee, the Financing Fee and the Sale Fee, the “Transaction Fees”), as follows: $2,500,000 in respect of foregone Advisory Fees, $2,500,000 in respect of foregone M&A transaction fees, $2,500,000 in respect of foregone financing fees and $2,500,000 in respect of foregone sale fees, (b) upon consummation of the Merger and receipt by WCP of all Transaction Fees payable hereunder, the Professional Services Agreement shall terminate automatically effective for all purposes and shall have no further force or effect and none of the parties thereto shall have any rights, obligations or liabilities thereunder or with respect thereto. All Transaction Fees payable hereunder shall be paid to WCP on the date on which the Merger is consummated by wire transfer of immediately available to an account or accounts designated by WCP to the Company.

2. Complete Agreement; Successors and Assigns. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

3. Counterparts; Governing Law. This Agreement may be executed in two or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed to be an original and all of which shall constitute the same instrument. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of laws provisions.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Its:	Executive Vice President, General Counsel and Secretary

Exhibit B

Amended and Restated Bylaws of the Borrower

See Exhibit 3.2.

Exhibit C

Amended and Restated Certificate of Incorporation of the Borrower

See Exhibit 3.1